CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2017
FOURTH-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, August 2, 2017, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $52.9 million grew 9% compared to fourth quarter last year

•	Gross margin increased to 81.7% from 79.7% in the prior-year period

•	Net income was $0.8 million, or $0.02 per basic share

•	Saline infusion pump recall nears completion

•	U.S. Food and Drug Administration (FDA) clears radial access Diamondback 360® Peripheral Orbital Atherectomy Device

•	One-year results from LIBERTY 360° study to be presented in late-breaking presentation at the 2017 Amputation Prevention Symposium (AMP)

St. Paul, Minn., August 2, 2017 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal fourth quarter ended June 30, 2017.

The company’s fourth-quarter revenues were $52.9 million, a 9% increase from the fourth quarter of fiscal 2016. Coronary revenues grew 15% over last year’s fourth quarter, with peripheral revenues increasing 7%. Gross profit margin rose to 81.7% from 79.7% driven primarily by unit cost reductions. Operating expenses declined $1.3 million, or 3%, reflecting cost realignment initiatives implemented last year.

Fourth-quarter net income was $0.8 million, or $0.02 per basic share, improving $5.7 million from a net loss of $(4.9) million, or $(0.15) per share in the prior-year period. Adjusted EBITDA was positive in the quarter at $4.1 million. The company’s cash balance increased to $107.9 million, primarily due to positive cash flow from operations and proceeds from employee stock plans.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “We’ve made substantial progress over the past 18 months, moving from an organization in transition, to a strong company which is a market leader in treating coronary and peripheral artery disease. Our results highlight the continued improvement of our commercial execution and the strong demand for our unique technology.”

Fiscal year 2017 revenues grew 15% to $204.9 million. Gross margin increased to 80.8% compared to the prior-year’s 80.1% on lower unit costs. Operating expenses declined $31.8 million, or 16%, to $167.0 million. Net loss improved $54.2 million to $(1.8) million, or $(0.06) per common share, compared to $(56.0) million, or $(1.72) per common share, in fiscal 2016.

Added Ward, “In addition to improved financial results, we also delivered on several key objectives in fiscal year 2017, which we anticipate will drive sustained growth and profitability in the years to come. Most notably, we expanded our commitment to building medical evidence for orbital atherectomy in our peripheral and coronary franchises. We received approvals for new orbital atherectomy devices that give our physicians more tools to effectively and routinely treat patients suffering from coronary and peripheral artery disease. Finally, the approval of our Diamondback 360® Coronary Orbital Atherectomy System Micro Crown in Japan marks CSI’s first international expansion, beginning in calendar year 2018. We look forward to building on these successes in the future.”

Cardiovascular Systems, Inc.
August 2, 2017

Saline Infusion Pump Recall Nears Completion
In April, CSI announced a voluntary recall of its 7-10014 Saline Infusion Pump, due to the potential of electromagnetic interference (EMI) present in the hospital environment to cause the pumps to switch to standby mode during use, requiring the pump to be reset prior to continuing treatment. CSI’s saline infusion pumps provide saline and lubricant infusion during orbital atherectomy procedures and electrical power to the company’s orbital atherectomy device. There have been no reports of patients harmed related to pumps switching to standby mode.

As of July 31, nearly all affected customers had received replacement pumps. CSI anticipates fully completing the recall process on or before its target date of August 31.

Added Ward, “The voluntary recall of the saline infusion pump affected about one-half of our customer base. I am pleased to note that we handled this recall efficiently, providing effective support for our patients and physicians during the process. Our ability to accelerate production of the recently approved replacement pump allowed us to deliver new pumps to the majority of our current affected customers and to begin shipments to new customers during July.”

FDA Clears Radial Access Orbital Atherectomy Device to Treat PAD
In June, CSI received U.S. Food and Drug Administration clearance for its new radial access Diamondback 360® Peripheral Orbital Atherectomy Device (OAD) to treat PAD. This extended-length device allows physicians to reach and treat lower limb PAD lesions through a radial artery access site, providing an alternative access point to treat a complicated and at-risk patient population. The Diamondback’s low profile and unique mechanism of action makes it the first, and only, atherectomy device for this emerging peripheral application. The company anticipates commercial availability beginning in early calendar 2018.

Ward said, “We are committed to developing innovative enhancements to our technology that increase the number of PAD patients that physicians can routinely and safely treat. Utilization of the radial artery for peripheral procedures, in lieu of the traditional femoral artery access, has been associated with reduced access site and bleeding complications, same-day discharge, early ambulation and increased patient satisfaction.

“The radial market has been rapidly developing in the United States within percutaneous coronary interventions where radial penetration has grown from less than 2% in 2007 to approaching 30% today. We anticipate similar adoption in above-the-knee peripheral vascular interventions as physicians continue to drive towards reduced invasiveness, increased efficiency and greater patient satisfaction. This device will become an important component in expanding our market leadership position in peripheral atherectomy and improving the quality of care for our patients.”

LIBERTY 360° One-Year Data to be Presented at the 2017 AMP Symposium
On August 10, Dr. Jihad Mustapha, Director of Cardiovascular Research at Metro Health Hospital in Wyoming, Mich., will present one-year results from the LIBERTY 360° study in a late-breaking presentation at the 2017 AMP symposium in Chicago. Included in Dr. Mustapha’s presentation will be subset data, including a breakout of patients by Rutherford Class and treatments with orbital atherectomy.

The LIBERTY 360° study is a prospective, observational, multi-center study evaluating the clinical and economic outcomes of endovascular interventions in patients with symptomatic peripheral artery disease (PAD), including critical limb ischemia (CLI), the most severe form of PAD. The study includes all commercially available technologies, including CSI’s Diamondback 360® Peripheral Orbital Atherectomy System.

The LIBERTY 360° study includes patients with various levels of PAD ranked on the Rutherford Classification scale, including Rutherford 6, those with the most severe form of PAD. Included in the analysis are 500 Rutherford Class 2-3 patients, 589 Rutherford Class 4-5 patients and 100 Rutherford Class 6 patients.

Cardiovascular Systems, Inc.
August 2, 2017

Fiscal 2018 First-Quarter and Full-Year Outlook and Commentary
Ward said, “We posted solid financial results for our fourth quarter, especially given our pump recall. While much of the recall is behind us, our available selling time will continue to be affected during our first quarter as we fully complete the recall process. In addition, our new customer pipeline has declined, due to limited pump availability, which could affect the timing of new account revenue. These effects, combined with the usual slowdown of procedures in the summer months, have been factored into our first quarter guidance. We anticipate that our quarterly revenue growth rate over fiscal year 2017 will improve throughout the year, culminating in a fiscal year 2018 revenue range of $226 million to $233 million.”

For the fiscal 2018 first quarter ending September 30, 2017, CSI anticipates:

•	Revenue in a range of $52.6 million to $53.6 million;

•	Gross profit as a percentage of revenues of about 81 percent;

•	Operating expenses of approximately $45.0 million;

•	Net loss in the range of $(2.8) million to $(2.2) million, or loss per common share ranging from $(0.09) to $(0.07), assuming approximately 32.9 million average shares outstanding; and

•	Positive Adjusted EBITDA.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter results today, August 2, 2017, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 52200133. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, http://investors.csi360.com/Investors/Events, and click on the webcast link.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when

Cardiovascular Systems, Inc.
August 2, 2017

traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 324,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) our anticipation that key objectives achieved in fiscal year 2017 will drive sustained growth and profitability in the years to come; (ii) the anticipated commercialization of the Diamondback 360 Coronary OAS Micro Crown in Japan, including the anticipated timing thereof; (iii) the recall and replacement of Saline Infusion Pumps and the expected timing and impact thereof; (iv) the anticipated commercial availability and opportunity of the new extended-length Diamondback 360® Peripheral Orbital Atherectomy Device, the timing thereof, and anticipated adoption of radial access procedures in above-the-knee peripheral vascular interventions; (v) the LIBERTY 360° study; and (vi) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S., Japan and other foreign countries; FDA and similar Japanese and other foreign clearances and approvals; approval of our products for distribution in Japan and other foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; our ability to maintain our relationship with our distribution partner in Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; future actions by the FDA and other regulatory bodies; CSI’s failure to adequately assess the cause and effect of the issues with the pump that led to the recall; the ability of CSI to adequately modify the pump design in order to prevent the issues from happening in the future; FDA approval of future designs and versions of the pump, including replacement pumps to be used in the recall; the ability of CSI to obtain sufficient components from suppliers to manufacture replacement pumps; the ability of CSI to replace the affected pumps in a timely and effective manner; the potential that CSI may subsequently discover additional pumps subject to recall; customer reactions to the recall; the effect on CSI’s reputation of the recall; the possibility that this recall could subject CSI to claims or proceedings that may adversely impact its business and financial condition; the challenge and appeal of pending employment litigation; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Cardiovascular Systems, Inc.
August 2, 2017

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

Cardiovascular Systems, Inc.
August 2, 2017

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net revenues	$52,919	$48,460	$204,906	$178,184
Cost of goods sold	9,673	9,854	39,441	35,421
Gross profit	43,246	38,606	165,465	142,763
Expenses:
Selling, general and administrative	35,905	37,551	144,096	162,542
Research and development	6,339	6,039	22,911	25,934
Restructuring	─	(12)	─	2,364
Legal settlement	─	─	─	8,000
Total expenses	42,244	43,578	167,007	198,840
Income (loss) from operations	1,002	(4,972)	(1,542)	(56,077)
Other (income) and expense, net	210	(111)	164	(145)
Income (loss) before income taxes	792	(4,861)	(1,706)	(55,932)
Provision for income taxes	20	23	86	92
Net income (loss)	$772	$(4,884)	$(1,792)	$(56,024)

Basic earnings per share	$0.02	$(0.15)	$(0.06)	$(1.72)
Diluted earnings per share	$0.02	$(0.15)	$(0.06)	$(1.72)

Basic weighted average shares outstanding	32,731,834	32,677,690	32,373,709	32,537,621
Diluted weighted average shares outstanding	33,357,782	32,677,690	32,373,709	32,537,621

Cardiovascular Systems, Inc.
August 2, 2017

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$107,912	$60,638
Accounts receivable, net	27,675	23,128
Inventories	16,897	17,440
Marketable securities	704	684
Prepaid expenses and other current assets	5,074	2,992
Total current assets	158,262	104,882
Property and equipment, net	29,696	32,471
Patents, net	5,056	5,013
Other assets	129	40
Total assets	$193,143	$142,406

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,939	$8,506
Accrued expenses	27,223	23,980
Total current liabilities	37,162	32,486
Long-term liabilities
Finance obligation	21,100	─
Deferred revenue	10,000	─
Other liabilities	6,492	9,023
Total liabilities	74,754	41,509
Commitments and contingencies
Total stockholders' equity	118,389	100,897
Total liabilities and stockholders' equity	$193,143	$142,406

Cardiovascular Systems, Inc.
August 2, 2017

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016

Device revenue	$48,831	$44,487	$188,620	$163,907
Other product revenue	4,088	3,973	16,286	14,277
Total revenue	$52,919	$48,460	$204,906	$178,184

PAD revenue	$39,765	$37,050	$153,716	$138,987
CAD revenue	13,154	11,410	51,190	39,197
Total revenue	$52,919	$48,460	$204,906	$178,184

New customers:
PAD	43	48	165	188
CAD	39	62	180	222

Reorder revenue %	98%	98%	98%	97%

Cardiovascular Systems, Inc.
August 2, 2017

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the following table. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income (loss)	$772	$(4,884)	$(1,792)	$(56,024)
Less: Other (income) and expense, net	210	(111)	164	(145)
Less: Provision for income taxes	20	23	86	92
Income (loss) from operations	1,002	(4,972)	(1,542)	(56,077)
Add: Stock-based compensation	2,018	2,585	10,354	12,977
Add: Depreciation and amortization	1,035	1,017	4,135	3,917
Adjusted EBITDA	$4,055	$(1,370)	$12,947	$(39,183)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based

Cardiovascular Systems, Inc.
August 2, 2017

compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com